Contact Edsel R. Burns
For Immediate Release                                             (304) 522-3868
January 24, 2008


                        Energy Services Acquisition Corp.
                        Enters into Agreement to Acquire
                               S.T. Pipeline, Inc.


Huntington, West Virginia, January 24, 2008-Energy Services Acquisition Corp. (AMEX: ESA, ESA-U, ESA-W) ("Energy Services") announced today that it has entered into an Agreement and Plan of Merger to acquire S.T. Pipeline, Inc., Clendenin, West Virginia (the "S.T. Pipeline Acquisition")

Pursuant to the agreement to acquire S.T. Pipeline, shareholders of S.T. Pipeline shall have a right to receive up to $15,200 per share in cash, or $19.0 million in the aggregate, subject to a reduction to reflect the book value of certain assets and a further reduction of $3.0 million that will be paid to S.T. Pipeline shareholders on a deferred basis. In addition, Energy Services has agreed to enter into a three-year employment agreement with James E. Shafer and a non-compete agreement with Pauletta Sue Shafer, the owners of S.T. Pipeline. Each of Mr. and Mrs. Shafer has agreed to vote their shares in favor of the S.T. Pipeline Acquisition. Any payments to shareholders of S.T. Pipeline will be adjusted upward to reflect the additional tax of S.T. Pipeline's Shareholders as a result of the parties' election under Internal Revenue Code Section 338(h)(10).

The closing of the S.T. Pipeline Acquisition is subject to various closing conditions, including the acquisition of another business or businesses, such that the total value of the businesses acquired have an aggregate fair value of 80% of Energy Services net assets, as defined in its initial public offering. In addition, the closing of the acquisition is further conditioned on holders of less than 20% of the shares of Energy Services common stock voting against the transaction and electing to convert their Energy Services common stock into cash from the trust fund established in connection with Energy Services initial public offering.

About S.T. Pipeline

S.T. Pipeline is a company that began business in 1984 and converted to its current structure in 1990. It was founded by Jim and Sue Shaffer. The company is engaged in servicing the oil and gas industry primarily through the installation and repairs of pipelines. The company has an excellent record and reputation in the business community. Mr. Jim Shafer from S.T. Pipeline said that he "was looking forward to the opportunity to align his company with Energy Services, which he felt would provide his company with a strong capital position that would enable S.T. Pipeline to continue to grow and expand to meet the needs of its customers."


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About Energy Services Corp.

Based in Huntington, West Virginia Energy Services is a publicly traded, special purpose acquisition company ("SPAC") formed to invest in or acquire companies in the energy services industry. The contemplated transaction is subject to shareholder approval, along with certain regulatory approvals including the filing of a proxy statement with the Securities and Exchange Commission. "This is truly an exciting time to be in the energy services business and we feel very fortunate to have Jim and Sue Shafer bring their great company into the Energy Services family," said Marshall Reynolds, the Chairman and CEO of Energy Services.

Forward Looking Statements

This press release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are based on current expectations and projections about future events and no party assumes on obligation to update any such forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Energy Services or S.T. Pipeline that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements., In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause our future results to differ from those statements include, but are not limited to, the failure of Energy Services' stockholders to approve the acquisition and the transactions contemplated thereby; the number and percentage of Energy Services' stockholders voting against the acquisition and electing to exercise their redemption rights; changing and interpretations of generally accepted accounting principles; costs associated with continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which S.T. Pipeline is engaged; the continued ability of S.T. Pipeline to successfully execute their business plan involving the proper management of its human resources and assets; demand for the products and services that S.T. Pipeline provides.

Additional Information

This communication is being made in respect of the proposed transactions involving S.T. Pipeline and Energy Services. In connection with the proposed transaction, Energy Services will file with the Securities and Exchange Commission ("SEC") a proxy statement on Schedule 14A for the stockholders of Energy Services describing the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS ARE ADVISED TO READ, WHEN AVAILABLE, ENERGY SERVICES DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE MEETING OF ITS SHAREHOLDERS BECAUSE THIS PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION.

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The definitive  proxy  statement will be mailed to  stockholders  as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain a copy of the definitive proxy statement and other documents related to the transaction that are filed with the SEC, without charge, once available, at the SEC's Internet site (http://www.sec.gov) or by directing a request to Energy Services Acquisition Corp. at 2450 First Avenue, Huntington, West Virginia. As a result of the review by the SEC of the proxy statement, Energy Services may be required to make changes to its description of the acquired business or other financial or statistical information contained in the proxy statement.

Energy Services and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction with S.T. Pipeline. Information regarding Energy Services' directors and executive officers is set forth in Energy Services final prospectus dated August 30, 2006 and the proxy statement relating to the proposed transaction with Energy Services and their stockholders when it becomes available.

Energy Services final prospectus also contains a description of the security holdings of the Energy Services' officers and directors and of Ferris Baker Watts, the managing underwriter of Energy Services initial public offering consummated on September 6, 2006, and their respective interests in the successful consummation of this business combination.

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